CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports each dated February 25, 2013 relating to the financial statements and financial highlights of Metlife Defensive Strategy Portfolio appearing in the Annual Report on Form N-CSR of Met Investors Series Trust and Metlife Conservative to Moderate Allocation Portfolio appearing in the Annual Report on Form N-CSR of Metropolitan Series Fund, Inc. for the year ended December 31, 2012. We also consent to the reference to us under the heading “Financial Statements and Experts” in the Prospectus/Proxy Statement which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 26, 2013